EXHIBIT 11.2

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                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1999             1998
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $     119.7     $      90.1
Less dividends on preferred shares              (     12.0)     (     26.6)
                                               -----------     -----------
Net income available to common stockholders    $     107.7     $      63.5
                                               ===========     ===========

Weighted average shares                        272,558,224     251,133,830
                                               ===========     ===========
Basic earnings per share                       $       .40     $       .25
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders $ 107.7 $ 63.5 Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                                .4
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $     107.7     $      63.9
                                               ===========     ===========

Weighted average shares                        272,558,224     251,133,830
Plus incremental shares from assumed
  conversions
  Employee stock plans                          10,383,111      11,317,508
  8 1/4% Convertible Notes due 2006                              4,021,429
                                               -----------     -----------
Adjusted weighted average shares               282,941,335     266,472,767
                                               ===========     ===========
Diluted earnings per share                     $       .38     $       .24
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                      31,825,822      47,449,993

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